Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 21, 2006, except for paragraph 6 of Note 7(a) and paragraph 1 of Note 18, as to which the date is April 21, 2006 and except for paragraph 3 of Note 18, as to which the date is May     , 2006, in the Registration Statement (Amendment No. 2 to Form S-1 No. 333-131525) and related Prospectus of Gordon Biersch Brewery Restaurant Group, Inc. for the registration of 000,000 shares of its common stock.

Ernst & Young LLP

Chattanooga, Tennessee

The foregoing consent is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 18 to the financial statements.

/s/ Ernst & Young LLP

Chattanooga, Tennessee

April 21, 2006